Exhibit 99.2

BSB Bancorp, Inc.

Second Quarter 2003 Conference Call Script

July 24, 2003

LARRY DENNISTON:

Thank you Shamar.

Good morning and welcome to BSB Bancorp’s Second Quarter conference call and webcast.

•	Today’s presentation contains forward-looking statements regarding the projected performance of BSB Bancorp. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995.

•	Actual results may differ materially from any forward-looking information discussed in this call since forward-looking information may involve significant risks and uncertainties.

•	For a discussion of the factors that might cause such differences please refer to yesterday’s press release or BSB’s public filings with the Securities and Exchange Commission which are available online at www.sec.gov.

•	Howard Sharp, BSB’s President and Chief Executive Officer will speak first this morning and provide an overview of the companies primary initiatives during the last quarter. Then, Rex Decker, our Senior Vice President and Chief Financial Officer will speak about the quarter’s financial results in more detail.

•	A question and answer session will immediately follow Rex’s comments. Howard…

HOWARD W. SHARP:

•	Good morning everyone and thanks for joining us. We appreciate your continuing interest in our company and we believe we have some encouraging results to talk about this morning. I’ll briefly review some of the progress we made against some of our strategic objectives during the quarter and then Rex will comment in greater detail on the quarterly financial results.

•	We have been working for some time to transform BSB into a more typical large community bank and more progress toward that goal was made during the second quarter. I want to talk about four areas of our greatest focus; commercial real estate lending, residential mortgage lending, asset quality and interest rate risk management.

•	Residential loan originations were again strong during the quarter, totaling $95.4 million. That compares well to an already strong $86.9 million in the first quarter. Year-to-date through June 30 we have originated $182.3 million versus $71.4 for the same period last year, an increase of about 150%.

•	During this past quarter, we retained $86.5 of the production and sold $8.9 million, retaining servicing on almost all of the sold product. We carefully monitor the expected duration of new mortgages. As Rex will further discuss in moment, we are pricing and managing the residential mortgage program in a manner which favors shorter maturity loans, with an emphasis on 10 and 15 year and bi-weekly products, which we take into portfolio. The weighted average term of mortgage loans going into portfolio is a little less than 15 years. We continue to sell all new 30 year loans.

•	One of our goals has been to be the market leader in mortgage originations in our primary markets. Our combined wholesale and retail originations in this last quarter rank us in that position in both of our primary markets, Binghamton and Syracuse. Building our residential mortgage business has been important to us for another reason. Since the development of the secondary markets and the entrance into residential mortgage lending by the commercial banks, it has been clear to me that the single family mortgage loan is at least as important to long-term customer relationships as the checking account. With that in mind, what we have been doing at BSB is leveraging our extensive origination business into the growth of checking accounts as well.

•	As a result of our autopay program, through which borrowers have their loan payment deducted from a BSB account, approximately 66% of these customers have the payment taken from a new or existing deposit account. These accounts also have about a 50% higher average balance than our overall account average.

•	Another of our loan portfolios slated for growth under our business plan is commercial real estate. We have carefully expanded our geographic interest in this business line so, in addition to our primary markets, we are originating loans in the eastern part of New York State, basically in the Hudson Valley, and selected contiguous markets, such as Rochester. The results are reflected in portfolio growth of $13.5 million, or 8.6%, since the end of the first quarter of this year and $53.8 million, or 46.1%, in the twelve months since June 2002.

•	We made additional progress in dealing with our credit issues in the quarter. While still too high, total non-performing loans have consistently declined over the past few quarters and now stand at $38.4 million compared to $44.2 million at the end of last quarter and $54.1 million one year ago. Net charge-offs were higher in the second quarter, at $6.3 million, but all of those loans had been sufficiently reserved for in prior periods. What we identify as the “performing sub standard category “ is also improving. A year ago that balance was $96 million compared to $82 million at the end of the last quarter. Non performing assets to total assets also declined during the quarter, from 2.33% at the end of the first quarter to 1.90%, and is down from 2.86% a year ago.

•	The ratio of the allowance to non-performing loans rose to 162.9% at the end of the quarter, compared to 149.1% at the end of this year’s first quarter and 105.4% at June 30, 2002.

•	Despite the evident improvements in asset quality, we certainly recognize that much work remains to be done to get our ratios in line with those of high performing banks. No other activity at BSB has a higher priority than further improvement in this long-term problem of sub-standard loans and they continue to receive a disproportionate amount of attention.

•	I’d like to take just a moment more to comment about interest rate risk management and operating expenses.

•	We are in uncharted waters in the current interest rate environment. There is no agreement among the experts about what lies ahead for rates or the economy in general. Trying to anticipate, we constantly consider a number of initiatives that we can, and in many cases have, put in place to manage our net interest rate margin and net income. Among them are:

•	Further reduction in core deposit and money market rates
•	Leveraging some of our excess capital to increase net interest income without taking on excessive levels of interest rate risk
•	Pre-investing anticipated investment portfolio cash flows
•	New opportunities to increase fee income
•	Reducing operating expenses
•	Stock repurchase programs

•	Just a further comment about operating expenses – and Rex will talk about these in more detail later—but I want to note that, following increases in staff and legal expenses over the past few years primarily to deal with problems in our loan portfolio and to strengthen credit administration, we are beginning to manage growth in expenses to a better level. Our operating expense to average assets ratio declined to 2.34% in the second quarter, compared to 2.39% in the first quarter and 2.55% in the second quarter of 2002.

•	We believe that the opportunities to further reduce the professional and legal expenses related to managing problem loans will help us control total operating expenses over the near future.

•	At this point, I will ask Rex to discuss the second quarter financials. Rex…

Rexford C. Decker:

Good morning everyone and thank you for joining us. We will be discussing the second quarter activity and how it compares to first quarter results and results of the second quarter of 2002.

•	Net income for the second quarter was up slightly from the first quarter and certainly better than the loss taken in the second quarter of last year.

•	Comparing net interest income for the second quarter of 2003 with the first quarter, an increase of nearly $95 million in the average balance of earning assets was not able to fully offset a 29 basis point decline in margin.

•	Net interest income for the second quarter declined to $17.9 million compared to $18.5 million in the first quarter, primarily due to the continued decline in interest rates, which is fueling the mortgage-refinancing boom. The rate decline has also increased prepayment speeds in the mortgage backed investment portfolio. These prepayment speeds impacted the mortgage backed securities premium amortization, causing nearly $400,000 more amortization in the second quarter compared to the first quarter of 2003.

•	Also contributing to the larger decline in net interest income was approximately $200,000 more interest income recognized in the first quarter compared to the second quarter on loans paying past due interest.

•	These factors contributed about 12 basis points of the 29 basis point decline in margin, which was 3.50% for the second quarter. Some continued margin compression can be expected in the near term but should not be at the level of the last quarters decline.

•	The rapid amortization of loans and mortgage backed securities also created cash flow that had to be reinvested in new assets at lower yields. Residential mortgage loan growth during the quarter was about 14% and pipeline levels remain high. Residential mortgage originations increased to $95.4 million for the second quarter of 2003 compared to $86.9 million for the first quarter of 2003.

•	Now, I’ll give a few statistics on what types of loans are going into the mortgage portfolio. About 78% or $74 million, of the new residential mortgages originated during the second quarter were in 10, 15 and 20-year bi-weekly and conventional loans compared to about 84% or $71 million in the first quarter.

•	The weighted average term of the mortgage loans going into portfolio is about 170 months.

•	The loan to value ratio for residential mortgages varies on the type and term of the loan but for the loans going into portfolio, it currently averages about 63% with the conventional longer term loans having the higher ratio and the bi-weekly shorter term having the lower ratio as you would expect.

•	Our retail mortgage production has been almost evenly split between the Central New York and Southern Tier regions. In the last few months, applications have been heavier in the Syracuse region.

•	Commercial real estate loans grew about 9% during the quarter to $170.5 million. Originations for the quarter stayed the same as the first quarter at $16.8 million. Loan to value ratios for commercial real estate typically range between 60 to 70%.

•	The consumer portfolio increased slightly during the quarter, to $371.1 million. Originations for all consumer loans increased to $48.5 million for the quarter compared to $36.8 million for the first quarter of 2003. FICO scores remained high at about 740 for both new and used auto loans combined but the demand for auto loans continues to be soft in our market areas.

•	The Bank’s securities portfolio grew during the quarter to $656.7 million at June 30, 2003 from $596.9 million at March 31, 2003. In anticipation of future calls to the securities portfolio assets and continued high prepayments on mortgage backed securities, the decision was made to prepurchase some replacement securities and to fund these purchases with amortization of current assets, supplemented with borrowed funds.

•	The overall cost of funds dropped 8 basis points during the quarter. As mentioned in our previous calls, this decline in cost of funds is slowing down as maturing rates start to approach current rates. However, in the third quarter, approximately $82 million of cd’s will mature at an average rate of just over 3%. With current cd rates for less than 3-year terms under 2%, some benefit will be derived from these maturities during the next quarter.

•	The provision for loan losses for the quarter ended June 30, 2003 was $3.0 million, down from the quarter ended March 31, 2003 total of $4.0 million and down significantly from the $26.7 million of provision taken in the second quarter of 2002. The level of loan loss provision taken during any quarter is dependent on a number of variables. These variables can be charge-offs, recoveries, changes in borrowers conditions and other factors and therefore can fluctuate from quarter to quarter.

•	Non-interest income for the second quarter of 2003 was $3.4 million compared to $3.4 million in the first quarter of 2003 and $3.2 million in the second quarter of 2002.

•	Impairment charges of $105,000 were taken on mortgage servicing assets in the second quarter of 2003 compared to $41,000 taken in the first quarter of this year. This contributed to the decline in this income, along with a shrinking portfolio, which has declined about 30% in the last year.

•	Fees from the settlement of estates and a better equity market allowed trust fee income to increase by about $80,000 from the first quarter.

•	Overdraft advance fees and NSF charges fueled the increase in service charges on deposit accounts for the second quarter.

•	Operating expenses increased 2.2% from the first quarter of 2003 to the second quarter of 2003. Going forward, I would expect operating expenses to range somewhere between the first and second quarter totals, barring any unusual items.

•	Advertising and promotion increased from the first quarter mainly due to additional promotions for the spring and summer seasons.

•	A $128,000 decrease in professional fees occurred from the first quarter to the second quarter, in particular legal fees associated with problem loans, which declined by just over $100,000.

•	Other expenses increased in total by about $400,000. For the second quarter, approximately $250,000 of these expenses were one time or non-recurring expenses and don’t repeat from quarter to quarter, such as costs associated with bringing item processing in-house. The first quarter only had about $27,000 of these types of expenses. The remainder of the increase over the first quarter can be linked primarily to increases in postage, telephone expense, insurance expenses and expenses associated with repossessions.

•	Comparing the second quarter of 2003 with the same quarter of 2002, mortgage-servicing fees declined substantially due to a declining portfolio and impairment charges taken in 2003.

•	Brokerage services fees and commissions declined by $104,000 as customer activity declined.

•	The second quarter of 2003 has income recognized from bank owned life insurance of $250,000, comparable to $247,000 for the first quarter. This was purchased in December of 2002 and therefore, no income for the second quarter of 2002.

•	Continuing to look at the second quarter of 2003 compared to the second quarter of 2002, total operating expense decreased 9.0%.

•	Some of the more significant decreases were in advertising and promotion, down $127,000; professional fees down $259,000 mainly due to costs incurred with an outside review of the commercial loan portfolio during 2002 and conversion expenses incurred to change to proof of deposit processing. Date processing costs also are reduced from the second quarter of 2002 since additional costs were incurred during the period of time to switching over to a Proof of Deposit system.

•	Tax expense was slightly higher in the second quarter of 2003 compared to the first quarter of this year because of the higher level of taxable income. The tax benefit for the second quarter of 2002 reflects the loss taken in that quarter.

•	Non-performing assets declined about 14% from March 31, 2003 mainly through charge-offs taken during the quarter. Total net charge-offs were $6.3 million for the quarter compared to $1.3 million for the first quarter of 2003. With the higher level of charge-offs this quarter and with the level of provisioning provided for the quarter, the allowance to non-performing loans rose to 162.85% from 149.14% at March 31, 2003.

•	Performing loans 30 to 89 days past due increased $800,000 from March 31, 2003. This was mainly due to an increase of two commercial loans in the 30 to 59 day category of delinquency. There can be some fluctuation in the 30 to 59 day category as loans can come in and out of this delinquency range but these loans are reviewed along with the 60 to 89 day category of delinquency for potential problems.

•	Performing substandard loans increased slightly to $82.0 million at June 30, 2003 from the March 31, 2003 level of $81.3 million but has decreased from the June 30, 2002 level of $96.0 million. Included in those totals are accruing troubled debt restructured loans of $8.1 million, $3.6 million and $4.9 million, respectively.

•	Borrowing relationships with commitments outstanding of greater than $10 million declined to 9 borrowers from 10 at March 31, 2003. Of these 9 relationships, 6 borrowers had total loans outstanding exceeding $10 million compared to 8 at March 31, 2003. Within these relationships, there can be numerous individual loans with individual means of repayment.

•	That concludes my remarks and Howard and I will be glad to take questions.